Exhibit 10.1

Certain indentified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the Registrant treats as private or confidential. Redacted information is indicated by [***]. In addition, certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

iGAMING PLATFORM AGREEMENT

Between

HR Entertainment Ltd

And

PRAGMATIC SOLUTIONS (IOM) LIMITED

www.pragmatic.solutions

© 2023 Pragmatic Solutions Legal Department

THIS iGAMING PLATFORM AGREEMENT (the “Agreement”) is entered into on the date of the last of the Parties to sign

PARTIES

1. PRAGMATIC SOLUTIONS (IOM) LIMITED, a company organized under the laws of Isle of Man bearing registration number 016085V, with its address at Chancery House, 2 Albert Street, Douglas, Isle of Man, IM1 2QA (the “Supplier”),

and

2. HR Entertainment Ltd, a company incorporated in accordance with the laws of the British Virgin Islands, with company registration no. 20272266 and office at 1st Floor, Columbus Centre, PO Box 2293, Road Town Tortola (the “Customer”)

BACKGROUND

A. The Supplier has developed a software platform product and provides related services consisting of access to application software for the purpose of supporting online gambling operators. The product and service are defined in the Agreement below and are marketed as the “Pragmatic Solutions iGaming Platform”.

B. The Customer wishes to use the Supplier’s product and service in its business operations.

C. The Supplier has agreed to provide the product and service in accordance with the terms and conditions of this Agreement.

D. The Platform will be deployed by the Supplier on the Customer’s own hosted server environment or another server environment procured by the Customer and the Customer shall manage and control its use of the Platform and all interactions with End Users via the back office of the Platform.

AGREED TERMS:

1. DEFINITION AND INTERPRETATIONS

In this Agreement, the following words and phrases shall (unless the context otherwise requires) have the meanings set out beside them:

1.1 “Account Manager” means the person appointed by the Supplier responsible for developing and maintaining the relationship between the Parties and that assists and oversees the provision of the Services.

1.2 “Agreement” means this iGaming Platform Agreement and all Schedules and appendices thereto.

1.3 “Affiliate” means any person or entity (whether incorporated or not) controlled by, controlling, or in common control with the Supplier or Customer hereto, as the case may be. A person or entity shall be deemed to control another entity if it possesses, directly or indirectly, the power to direct or cause the direction of, the management and policies of the other entity, whether through ownership, voting rights or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise ("means of control"). Without derogating from the generality of the foregoing, a person or entity shall be deemed in control of another entity if they hold more than 50% of any one of the means of control of such other entity.

1.4 “Applicable Laws” means all laws, orders, regulations, legal requirements, statutes and binding codes of practice that are applicable to this Agreement, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without limitation, any rulings, rules, regulations, orders, licenses and permits of any competent authority (including any Gaming Authority).

1.5 “Audit Report” has the meaning as set out in paragraph 13.2.

1.6 “Authorised Users” means those employees and independent contractors of the Customer who are entitled to use the Platform under this Agreement.

1.7 “Availability” means the percentage period of time in each calendar month without a P1 or P2 incident as calculated in accordance with Schedule C – Service Level Agreement (and “Available” shall be construed accordingly).

1.8 “Business Day” means a day which is not a Saturday or Sunday, nor a bank or public holiday in England.

1.9 “Commencement Date” means the date that both Parties have executed this Agreement. Should the Agreement be signed at two different dates, the later shall be regarded as the Commencement Date.

1.10 “Commercially Reasonable Efforts” means the efforts, expertise and resources normally used by a skilled and experienced provider of equivalent services to perform the relevant obligations (and in any event no less efforts, expertise and resources that those used in respect of any other customer).

1.11 "Confidential Information" means any non-public, proprietary, confidential or trade secret information of a Party hereof, whether furnished before or after the Commencement Date, which includes, but is not limited to the data, reports, trade secrets, operations, processes, manuals, policies and procedures, API and other technical documentation for the Platform, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs or business of a Party, clients and suppliers and commercial pricing information included in this Agreement or otherwise offered to the Customer regardless of the manner in which it is furnished, given the totality of the circumstances, a reasonable person or entity should have reason to believe is proprietary, confidential, or competitively sensitive (including all Customer Data, which shall be the Confidential Information of the Customer).

1.12 “Configuration Services” means the configuration and related work referred to in clause 4 of this Agreement and Schedule A – Services to be performed by the Supplier to configure the Platform so that it conforms with the requirements of the Customer as agreed between the Parties.

1.13 Controller, processor, data subject, personal data, personal data breach, processing and appropriate technical and organisational measures: have the meaning as defined in the “Data Protection Legislation”.

1.14 “Customer’s Authorised Representative” means the individual appointed by the Customer from time to time who shall serve as the Supplier's primary contact for the Supplier's activities under this Agreement. The initial Customer’s Authorised Representative shall be detailed within Schedule A – Services or notified to the Supplier as soon as reasonably practicable.

1.15 “Customer Data” means the data inputted or uploaded (migrated) into the information fields of the Platform by the Customer, by End Users, or by the Supplier on the Customer's behalf and may incorporate Personal Data.

1.16 “Customer Infrastructure” means the infrastructure and hosting facilities that the Customer provides and into which the Platform shall be deployed to and operated from.

1.17 "Data Protection Legislation" shall have the meaning given to it in the Schedule D – Data Protection.

1.18 “Deliverable” means a defined level of functionality or other pre-set milestone within a particular phase of the Configuration Services, as more particularly described in the agreed Customer Project Plan.

1.19 “Deposit” has the meaning as set out in paragraph 2.3 of Schedule B – Fees.

1.20 “Documentation” means the documents provided by the Supplier to the Customer as detailed in Annex B to Schedule A – Services.

1.21 “Downtime” means any period when the Platform is not Available.

1.22 “End User(s)” means an end user who accesses the Customer’s services through the Websites and who is permitted under Applicable Laws to use the services offered by each respective Customer.

1.23 “Fault” means any failure of the Platform to operate in any material respects in accordance with this Agreement and/or its Documentation, and specifications, including any operational failure or error referred to in the Service Level Table.

1.24 “Fees” means the fees set out in Schedule B - Fees payable by the Customer to the Supplier.

1.25 “Force Majeure Event” has the meaning given to it in clause 29.1 of this Agreement.

1.26 “Gaming Authority” means, collectively, those governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities.

1.27 “Gaming Licences” means:

A. License No. 365/JAZ, sub-license GLH-OCCHKTW0711022021 issued by the Curacao Gaming Authority.

B. The Customer receives the services of its Affiliates, Happy Hour Solutions Limited holding the licence no. HKT000063 issued by the Tax and Customs Board in Estonia and Ellmount Entertainment Ltd holding the MGA license MGA/B2C/202/2011.

C. Any gaming licences obtained by the Customer after the Commencement Date and approved by the Supplier as a gaming licence for the purpose of this Agreement.

1.28 “Go Live” means the first date on which at least one of the Customer’s Websites is able to accept a real money deposit into its online account.

1.29 "Good Industry Practice" means the exercise of that degree of care, diligence, skill, and foresight which would reasonably and ordinarily be expected from a skilled, professional and experienced service provider under the same or similar circumstances.

1.30 “Help Desk Support” means any support detailed within Schedule C – Service Level Agreement provided by help desk technicians sufficiently qualified and experienced to identify and resolve support issues relating to the Platform.

1.31 “Initial Scope Document” means a document defined and signed off prior to commencement of any development which details the statement of work that will comprise the Go Live deliverable.

1.32 “Initial Response Time” means acknowledgement of receipt of a Support Request within the time stipulated in table 3.2 of Schedule C – Service Level Agreement.

1.33 “Intellectual Property Rights” means any and all intellectual property rights, of all types or nature whatsoever, including, without limitation, patents, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world in each case for their full term and together with any extensions or renewals.

1.34 “Maintenance and Support” means any error corrections, Updates and upgrades that the Supplier may provide or perform with respect to the Platform, as well as any other support or training services provided to the Customer under this Agreement, all as described in Schedule C – Service Level Agreement.

1.35 “New Version” means a new version of the Platform released by the Supplier which provides additional material and/or improved functionality or performance.

1.36 “Platform” means the Supplier's online offering, the Pragmatic Solutions Player Account Management (“PAM”) platform, licensed to the Customer in connection with the Customer’s management of its services to End Users, comprising of proprietary system and application software and downloadable client software, as further detailed in Schedule A – Services including all error corrections, Updates, upgrades, modifications and enhancements, which Supplier will offer and provide to the Customer at least at the same time as it offers and provides to any other customer.

1.37 “Personal Data” has the meaning given to it in Schedule D - Data Protection.

1.38 “Production Set Up” has the meaning given to it in paragraph 11.5 of Schedule A – Services.

1.39 “Project Plan” means the delivery plan setting out each Party's technical development obligations.

1.40 “Release” means a new release of all or any part of the Platform suitable for use by the Customer in which previously identified Faults have been remedied or to which any modification, enhancement, revision or Update has been made, or to which a further function or functions have been added.

1.41 “Services” shall mean the services detailed in Schedule A – Services and any other services, functions or responsibilities which are reasonably necessary for, and expected in respect of, or incidental to the proper provision of such services and/or the operation and supply of the Platform in accordance with the terms of this Agreement.

1.42 “Service Levels” means the service level responses and response times referred to in the Service Level Table in Schedule C – Service Level Agreement.

1.43 “Service Level Table” means the table set out in 4.2 of Schedule C – Service Level Agreement.

1.44 “SLA” shall mean the service levels detailed within Schedule C – Service Level Agreement.

1.45 “Solution” means a correction of a Fault.

1.46 “Supplier Account Team” means the individuals appointed by the Supplier from time to time who shall serve as the Customer's primary contacts for the Customer's activities under this Agreement. The initial members of the Supplier Account Team are listed in Schedule A – Services.

1.47 “Support Period” means the term of the Agreement and, if requested by the Customer, any period during which the Customer transfers the Services to an alternate service provider.

1.48 “Support Request” means a request made by the Customer in Jira in accordance with the SLA for support in relation to the Platform, including correction of a Fault.

1.49 “Term” shall have the meaning given to it in clause 21.1.

1.50 "Termination Compensation" shall mean an amount equivalent to the Monthly Minimum detailed in Paragraph 2.5 of Schedule B – Fees calculated by multiplying such amount by the number of months outstanding of the Term commencing at the point that the Customer serves a termination notice.

1.51 “Third Party Products” shall have the meaning given to it in clause 18.1.

1.52 “Unacceptable Content” means:

A. any material which contains any Virus, worms, trojan horses, spyware or other contaminants that may be used to interfere with or access and modify, delete or damage any data files or other computer programs or which provides access to any such contaminants;

B. any code subject to the GNU General Public License, GNU Lesser GPL, or any other 'copyleft' licence, 'free' or 'open source' licence that requires as a condition of use that other software incorporated into, derived from or distributed with such code be:

i. disclosed or distributed in free or source code form;

ii. licensed for the purpose of making derivative works; or

iii. redistributable at no charge; and/or

C. any material which is defamatory, obscene or otherwise unlawful.

1.53 “Updates” means revised versions of the Platform that contain bug fixes and/or minor enhancements or improvements, but which do not contain significant new features or functionalities.

1.54 “Virus” means any thing or device (including any software, code, file or programme) which may prevent, impair or otherwise adversely affect the operation of any computer software, hardware or network, any telecommunications service, equipment or network or any other service or device; prevent, impair or otherwise adversely affect access to or the operation of any programme or data, including the reliability of any programme or data (whether by re-arranging, altering or erasing the programme or data in whole or part or otherwise); or adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

1.55 “Vulnerability” means a weakness in the computational logic (for example, code) found in software components that, when exploited, results in a negative impact to confidentiality, integrity, or Availability, and the term Vulnerabilities shall be construed accordingly.

1.56 “Website/(s)” shall mean the internet sites which, as at the Commencement Date, are www.highroller.com.

and any other internet site, mobile site, application, service and/or other means, by means of which each respective Customer offers services and products to the End Users.

1.57 References to a “parent undertaking” or a “subsidiary undertaking” shall have the meaning given in section 1162 Companies Act 2006.

1.58 In this Agreement (except where the context otherwise requires): (i) words denoting the singular include the plural and vice versa; (ii) words denoting any gender include all other genders; (iii) any reference to "persons" includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities; and (iv) use of the terms “include”, “including” or similar shall be construed without limitation.

1.59 Any reference to a Party is to a party to this Agreement and a reference to the Parties is a reference to the Supplier and the Customer.

1.60 Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement.

1.61 The background and schedules to this Agreement shall for all purposes form part of this Agreement.

1.62 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.63 Any reference to a clause, sub-clause, paragraph, or schedule is to the relevant clause, sub-clause, paragraph or schedule of this Agreement unless stated otherwise.

1.64 Clause headings are for convenience only and shall not affect the interpretation of this Agreement.

1.65 The following Schedules are attached to this Agreement and form an integral part thereof:

Schedule A - Services

Annex A to Schedule A – Project Plan

Annex B to Schedule A – Documentation

Schedule B – Fees

Schedule C - Service Level Agreement (SLA)

Schedule D - Data Protection

Annex A to Schedule D – Data Protection

Schedule E - Restricted Territories Policy

1.66 If there is any inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

2. PLATFORM LICENCE - SCOPE AND LIMITATION

2.1 The Supplier grants to the Customer, and the Customer hereby accepts, a limited, non-transferable, non-exclusive, non-assignable license to use the Platform and permit the End Users, where necessary, to use the Platform to provide the Customer’s online gambling services and to allow for installation and integration with the Websites.

2.2 During the Term the Customer may use the Platform as follows:

A. install it and use it, as well as any related Documentation and any and all Updates thereto, in object code form only, for the purposes set out in this Agreement; and

B. subject to the limitations in paragraph 2.1, and, to the extent applicable, grant to an unlimited number of End Users sublicenses to the Platform, for use of the Websites and Services and not for further distribution, solely to access or otherwise utilize the Platform as End Users.

2.3 The Supplier reserves any and all rights not expressly granted in this Agreement, including, without limitation, any and all rights to the Platform, modification rights, translation rights, rental rights or any other rights. Further, nothing in this Agreement shall be construed to confer any rights upon the Customer or any third party by implication, estoppel, or otherwise as to any Intellectual Property Rights of the Supplier, except as specifically stated in this Agreement. Without limiting the generality of the aforesaid, except as expressly permitted by this Agreement (or otherwise reasonably necessary for, or incidental to, the exercise of the rights granted under such agreements), or specifically authorized in writing and in advance by the Supplier, the Customer shall not, nor authorise others to:

A. copy, modify, create derivative works from or distribute the Platform or related Documentation, any part of it, or any copy, adaptation, transcription, or merged portion of it;

B. decode, reverse engineer, disassemble, decompile or otherwise translate or convert the Platform or related Documentation or any part of it (save as permitted pursuant to Applicable Law);

C. remove any copyright, proprietary or similar notices from the Platform or related Documentation (or any copies of it);

D. operate the Platform or any part of it for the benefit of or on behalf of any third party (other than its End Users) that is not a party to this Agreement;

E. license, sell, rent, lease, transfer, assign, distribute, display, disclose, or otherwise commercially exploit, or otherwise make the Platform and/or Documentation available to any third party except the End Users (front end) and Authorised Users;

F. introduce or authorise the introduction of, any Virus or Vulnerability into the Platform or Supplier's network and information systems;

G. access, store, distribute or transmit any Viruses, or any material during the course of its use of the Platform that is unlawful, threatening, defamatory, obscene, infringing, harassing or racially offensive, facilitates illegal activity, depicts sexually explicit images, promotes unlawful violence, or is otherwise illegal, and the Supplier reserves the right, without liability or prejudice to its other rights to the Customer, to disable the Customer's access to the Platform where it breaches the provisions of this clause until such breach is remedied; or

H. attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Platform and/or Documentation (as applicable) in any form or media or by any means.

2.4 The Customer shall use all reasonable endeavours to prevent any unauthorised access to, or use of, the Platform and, in the event of any such unauthorised access or use, promptly notify the Supplier.

2.5 The rights provided under this clause 2 are granted to the Customer only.

2.6 Supplier warrants that it owns solely and exclusively, or is duly licensed to use, any and all right, title and interest in and to the Platform and any Updates thereof, including any other modification, enhancement, adaptation, translation or other change of, or addition to the Platform. The Customer acknowledges and agrees that, save as otherwise expressly provided under this Agreement, it will not acquire any rights in and to the same, including (unless otherwise agreed by the Parties in writing) where developed by the Supplier based on ideas, suggestions, specifications, demands or proposals by the Customer, or any other third party. In such circumstances, the Customer irrevocably assigns to the Supplier and shall procure an identical assignment from any applicable third party, all right, title, and interest in so far as they relate to copyright in software. The Customer shall not, directly or indirectly, attempt to invalidate for any reason whatsoever, or assert, or assist the assertion by others, that the rights, title or interest in the Platform belong to any third party other than the Supplier, or that they infringe the Intellectual Property Rights of others.

2.7 Without prejudice to Supplier’s obligations under this Agreement, nothing in this Agreement shall prohibit the Supplier in any manner from using, developing, marketing or licensing or otherwise disposing of the Platform or concepts embodied therein anywhere in the world.

3. PROVISION OF SERVICES BY THE SUPPLIER

3.1 In consideration of the payment of the Fees and in accordance with the terms and conditions set out in this Agreement, the Supplier shall provide or procure the provision of the Services to the Customer as set out in Schedule A Services.

3.2 Supplier shall provide the Services in accordance with:

A. the terms of this Agreement;

B. the SLA;

C. Good Industry Practice; and

D. Applicable Laws.

3.3 Supplier shall throughout the Term:

A. ensure that it is available on reasonable notice to provide such assistance, information or advice as the Customer may reasonably require in relation to the Services;

B. be responsible for providing all facilities, assets, personnel and other resources necessary to provide the Services in accordance with this Agreement; and

C. obtain all necessary rights, licences, permissions and consents necessary to perform the Services.

3.4 If Supplier is granted any access to a Customer’s equipment, systems or premises: (i) all such access will be strictly limited to that part of the equipment, systems or premises and the scope of access strictly required to perform the Services; and (ii) Supplier will ensure that its personnel comply with all security procedures and requirements notified to it from time to time in relation to such access.

4. CONFIGURATION SERVICES

4.1 The Supplier Account Team shall consist of the personnel listed in Schedule A - Services. The Supplier shall use reasonable endeavours to ensure continuity of its personnel assigned to this Agreement.

4.2 The Supplier shall appoint an appropriate person from the Supplier's Account Team to manage the project. The Supplier shall use reasonable endeavours to ensure continuity of this person but has the right to replace them from time to time with an equivalently qualified and experienced replacement.

4.3 The Supplier shall perform the Configuration Services in accordance with Schedule A - Services. The Supplier shall comply with the Project Plan and use all reasonable endeavours to meet the performance dates set out in the Project Plan and, in any event, shall ensure that the Configuration Services have passed the quality assurance tests (as set out in paragraph 11.3 of Schedule A - Services).

4.4 On delivery of each Deliverable, the Customer shall be able to access the Deliverable online. Within thirty (30) days of the Supplier's delivery to the Customer of any Deliverable, the Customer shall review the Deliverable to confirm that it functions in material conformance with the Websites and applicable portion of the Platform. If the Deliverable fails in any material respect to conform, the Customer shall give the Supplier a detailed description of any such non-conformance ("Error"), in writing, within the 30 day review period.

4.5 With respect to any Errors contained in any Deliverables delivered to the Customer during the Configuration Services, the Supplier shall correct any such Error as soon as practicable and, on completion, submit the corrected Deliverable to the Customer. The provisions of this paragraph 4.5 shall then apply again until approval is achieved.

5. CUSTOMER INFRASTRUCTURE

The Customer will maintain its own hardware, infrastructure and operating system and shall host the Platform at its own expense (“Customer Infrastructure”). The Supplier’s Platform will be installed on the Customer’s Infrastructure. If necessary, the Customer will procure, license or adjust its existing Customer Infrastructure to enable the Platform to be implemented.

6. CUSTOMER DATA

6.1 The Customer shall have sole responsibility for the legality, reliability, integrity, accuracy and quality of Customer Data.

6.2 Both Parties will comply with all applicable requirements of the Data Protection Legislation.

6.3 The Parties acknowledge that for the purposes of the Data Protection Legislation, the Customer is the data controller and in some specific situations the Supplier may be a data processor of the Customer Data. Schedule D – Data Protection sets out the scope, nature and purpose of processing by the Supplier, the duration of the processing and the types of Personal Data and categories of the data subject.

6.4 The Customer will ensure that it has all necessary appropriate consents and notices in place to enable the Supplier to perform its responsibilities in Schedule D – Data Protection for the duration of this Agreement.

7. TRAINING

7.1 The Supplier undertakes to provide the training to the Customer in accordance with Schedule A - Services.

7.2 Training shall be carried out online as specified in Schedule A - Services, or as may otherwise be agreed by the Customer.

8. SUPPLIER'S OBLIGATIONS

8.1 The Supplier warrants and undertakes that it shall:

A. provide all necessary co-operation in relation to this Agreement;

B. promptly provide the Customer with all information required from time to time by the Customer in order to comply with any requirement of any Gaming Authority;

C. without affecting its other obligations under this Agreement, comply with all Applicable Laws and regulations with respect to its activities under this Agreement;

D. ensure that the Services will be performed using due skill and care;

E. ensure that all of its personnel engaged hereunder shall have the necessary skills, expertise and diligence to undertake such work.

8.2 The Supplier agrees to execute the Initial Scope Document within 30 days after the Commencement Date.

8.3 Subject to the terms of this Agreement, the Supplier does not warrant that the Platform and/or Services will be entirely error-free.

8.4 This Agreement shall not prevent either Party from entering into similar agreements with third parties, or the Supplier from independently developing, using, selling or licensing materials, products or services which are similar to those provided under this Agreement.

9. CUSTOMER'S OBLIGATIONS

9.1 The Customer shall provide the Supplier with:

A. all necessary co-operation in relation to this Agreement;

B. all necessary access to such information as may be reasonably required by the Supplier in order to render the Services, including but not limited to Customer Data, security access information and software interfaces to the Customer's other business applications (subject to paragraph 3.4);

C. such personnel assistance, including the Customer Account Team and other Customer personnel, as may be reasonably requested by the Supplier from time to time;

D. without affecting its other obligations under this Agreement, comply with all Applicable Laws and regulations with respect to its activities under this Agreement; and

E. carry out all other Customer responsibilities set out in this Agreement or in any of the Schedules in a timely and efficient manner. In the event of any material delays in the Customer's provision of such assistance as agreed by the Parties which wholly or materially causes a delay to the timetable, the Supplier may adjust any timetable, Project Plan or delivery schedule set out in this Agreement as reasonably necessary.

9.2 Where applicable, the Customer agrees to execute the Initial Scope Document within 30 days after the Commencement Date.

9.3 The Customer agrees to comply with Schedule E – Restricted Territories Policy and shall refrain from conducting any business in the territories listed therein.

10. FEES

10.1 The Customer shall pay the Supplier the relevant Fees set forth in Schedule B – Fees in accordance with this clause 10.

10.2 Payment shall be made within thirty (30) days from receipt of the invoice.

11. TAXES

11.1 All payments to be made by the Customer to Supplier hereunder shall be made exclusive of tax and shall be free and clear of and without deduction for or on account of any present or future taxes (including without limitation withholding taxes and value added taxes) imposed or levied by or on behalf of any jurisdiction from or through which such payment is made by the Customer or any authority having the power to tax in connection with the performance by the Supplier of its obligations under this Agreement.

11.2 The Customer is responsible for the payment of all taxes applicable to the Customer.

12. REPORTS

12.1 Each of the Customer and Supplier shall maintain complete and accurate records containing sufficient information to permit the other to confirm the accuracy of reports delivered and services provided. The Parties shall retain such records for the period required by Applicable Law.

13. AUDIT

13.1 The Supplier shall be entitled, at any time during the Term, on reasonable notice of at least thirty (30) days to the Customer to appoint a third party auditor (subject to the agreement of appropriate confidentiality undertakings) to inspect and audit the Customer’s facilities or procedures in order to verify that the Customer’s use of the Platform is in accordance with this Agreement. Such audit right shall be limited to once in any twelve (12) month period.

13.2 Any inspection and audit as set forth above shall be at the cost of the Supplier. However, should the Supplier discover, as a result of an audit, and evidence to the Customer any material non-compliance of this Agreement by the Customer by the provision of an audited report (the "Audit Report"), then the Customer shall pay to the Supplier the reasonable and proper costs of the audit. Any such payment due pursuant to this paragraph 13.2 shall be payable by the Customer within thirty (30) days of receipt of the Audit Report.

14. CHANGE CONTROL

14.1 The Customer's Authorised Representative(s) and the Supplier's Account Manager shall meet at least once every month to discuss matters relating to this Agreement. If either Party wishes to change the scope of the Services, it shall submit details of the requested change to the other in writing.

14.2 If either Party requests a change to the scope or execution of the Services, the Supplier shall, within a reasonable time, provide an estimate to the Customer of:

A. the likely time required to implement the change;

B. any costs associated with the change;

C. if applicable, the likely effect of the change on the Project Plan; and

D. any other impact of the change on the terms of this Agreement.

14.3 If the Customer wishes the Supplier to proceed with the change, the Supplier has no obligation to do so unless and until the Parties have agreed in writing the necessary costs (if any) and any other relevant terms of this Agreement to take account of the change (Supplier’s agreement not to be unreasonably withheld or delayed).

15. CONFIDENTIALITY

15.1 During the Term, each Party may have access to the Confidential Information of the other Party, therefore, the recipient of Confidential Information agrees: (i) not to disclose the disclosing Party’s Confidential Information to any person or entity other than to its shareholders, directors, officers, Affiliates, employees, advisors or consultants and then only on a “need to know” basis and provided that these representatives are bound by written agreement to comply with the confidentiality obligations contained herein; (ii) not to use any of the disclosing Party’s Confidential Information for any purposes except to carry out its rights and obligations under the Agreement; and (iii) to keep the disclosing Party's Confidential Information confidential using the same degree of care it uses to protect its own Confidential Information, which shall not be in any event less than a reasonable degree of care.

15.2 At any time upon the written request of disclosing Party, the recipient shall return to the disclosing Party, or destroy, in accordance with the disclosing Party’s written instructions, all of the disclosing Party's Confidential Information in its possession, including without limitation, all writing or recordings whatsoever prepared by the recipient and based on the disclosing Party's Confidential Information.

15.3 Notwithstanding the foregoing, in the event that the recipient is required by legal process, order of any court of competent jurisdiction, or any Applicable Law, rule or regulation to disclose any of disclosing Party’s Confidential Information, then prior to any such disclosure, the recipient will give prompt written notice to disclosing Party (if permitted by Applicable Law) so that it may seek a protective order or other appropriate relief, and further provided, that if such protective order or other remedy is not obtained, the recipient shall disclose only that portion of the disclosing Party’s Confidential Information that it is legally required to disclose by the advice of its counsel, and shall use all actions required to obtain confidential treatment for such Confidential Information.

15.4 It is agreed that if the recipient fails to abide by its obligations the disclosing Party may be entitled to immediate injunctive relief, in addition to any other rights and remedies available to it at law or in equity.

15.5 The obligations in this clause 15 shall not apply to any Confidential Information, to the extent that it:

A. comes within the public domain other than through a breach of this Agreement;

B. is known to the recipient before the disclosure to it by a Party to this Agreement or on its behalf, as proven by written records; or

C. is disclosed with the other Party's prior written approval.

15.6 The obligation to protect the Confidential Information shall survive and continue following the termination of the Agreement for a period of five (5) years unless a longer period of protection is available under Applicable Law.

16. THE CUSTOMER’S REPRESENTATIONS AND UNDERTAKINGS

16.1 The Customer represents and undertakes to the Supplier as follows:

A. It or its Affiliates will obtain and maintain during the Term, at its own expense, the required regulatory licenses and relevant authorizations and permits which may be necessary for the Customer’s performance of its obligations under the Agreement, all in accordance with Applicable Law and orders of all competent authorities. Where required by the Supplier to comply with Applicable Law, the Customer shall provide the Supplier with any and all regulatory licenses, authorizations or permits held by each respective Customer throughout the Term.

B. It shall not, as part of the Platform or the Websites, make available content, which is illegal, which discriminates on the grounds of race, religion, gender or sexuality, or which depicts sexual force.

C. It shall comply with the requirements of all Applicable Laws including but in no way limited to the prevention of money laundering and counter-terrorist financing.

D. It shall be solely responsible for the payment of any applicable Taxes imposed for the operation of its business issued by any governmental authority or under Applicable Law.

E. It shall be responsible for providing its End Users with customer support. The Customer recognizes that the Supplier has no contractual relationship with the End Users and that End Users may never be referred by the Customer to the Supplier directly.

F. During the Term of this Agreement, the Customer shall reasonably co-operate with the Supplier in all matters relating to the Services and the Platform; and

G. It will not authorise End Users to access or use the Platform in any way or manner (including in any territory) which is prohibited by its Gaming Licences.

17. THE SUPPLIER’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17.1 The Supplier warrants, represents and undertakes to the Customer as follows:

A. It has the requisite qualifications, knowledge, ability and skills required to perform its obligations under the Agreement.

B. The Platform will perform substantially in accordance with its Documentation and the Supplier will comply with each of its policies comprising the Documentation.

C. It is at all times compliant with all applicable Data Protection Legislation. Personal Data processed under this Agreement shall be carried out in accordance with Schedule D – Data Protection.

D. The Supplier shall use all reasonable endeavours to resolve any defects in the Platform as soon as possible including, without limitation, installation, training, provision of bug fixes and remote Maintenance and Support services in accordance with SLA hereto.

Notwithstanding the foregoing, the Supplier shall not be liable for any defect to the extent it results from: (i) use of the Platform by the Customer other than in accordance with this Agreement; (ii) any modification of the Platform not carried out or authorized in writing and in advance by or on behalf of the Supplier; (iii) failure of electric power or environmental control systems outside of the control of the Supplier, or any Force Majeure Event.

E. it owns all Intellectual Property Rights in the Platform or has obtained from third parties the right to grant the rights granted herein and the Customer's contemplated use of the Platform in compliance with the terms of this Agreement does not and will not infringe any right of any third party, including without limitation Intellectual Property Rights. Without prejudice to the Customer’s other rights and remedies, should any component of the Platform become the subject of a claim for infringement of any Intellectual Property Rights, the Supplier at its own discretion, shall: (i) procure for the Customer, at no cost to the Customer, the right to continue to use the infringing components, on terms reasonably similar to the terms set out in this Agreement; or (ii) remove the infringing components in a manner which makes their use non-infringing and replace them with assets that functionally equivalent;

F. it has obtained and shall hold and maintain throughout the Term all gaming licences and all necessary approvals, authorisations, licences, permits and consents required to perform its obligations under this Agreement and subject to the Customer holding any necessary Gaming Licences in respect of the operation of the Websites, the Platform and the provision of the Services shall not violate Applicable Laws;

G. it has not knowingly introduced or given access on the Platform to any Unacceptable Content; and

H. it has not knowingly introduced or authorised the introduction of, any Virus or Vulnerability into the Platform or Customer's network and information systems.

17.2 Except as expressly provided in this Agreement and to the fullest extent allowable by Applicable Law, neither Party makes any other warranty of any kind, whether express, implied, statutory or otherwise, including, without limitation, warranties of merchantability, and fitness for a particular use or non-infringement or those arising in the course of or connected to its performance hereunder, and disclaims any such warranties. Save as set out in this Agreement, the Supplier does not represent or warrant that the Platform or any technology or Services available therein will be error free uninterrupted or that the Customer will profit or derive any economic benefit from the use of the Platform.

18. THIRD PARTY PRODUCTS

18.1 Where the Platform enables the Customer to obtain certain content, products and services integrated into the Platform that are licensed from third party providers on terms and conditions prescribed by such third party provider (“Third Party Products”), such Third Party Product(s) shall be accessed, provided and used solely at the Customer’s own risk and cost and subject to the terms and conditions prescribed to the Customer by such third party provider.

18.2 Any contract entered into for any Third Party Products and any transaction completed via any third party is between the Customer and the relevant third party, and not the Supplier. The Supplier does not endorse or approve any Third Party Product.

18.3 Save in respect of any defects or errors attributable to the Platform or any defects or errors attributable to the integration or management of Third Party Products carried out by the Supplier, and subject to the Supplier’s compliance with the requirements of paragraph 18.1, the Supplier shall not be responsible for the performance of the Third Party Products and shall not be liable for any and all costs, claims damages or fines associated with the use, performance, integration or configuration of any Third Party Product, including, without limitation, any delays or downtime.

18.4 This Agreement and the warranties in this Agreement do not apply to the Third Party Products and the Customer shall be required to obtain applicable warranties under its agreements with the providers of the Third Party Products.

19. INTELLECTUAL PROPERTY RIGHTS AND CUSTOMER’S PROPERTY

19.1 Without prejudice to the limited license granted in clause 2 of this Agreement, the Supplier retains all Intellectual Property Rights in and to the Platform and applicable Documentation and anything developed by the Supplier and delivered to the Customer under this Agreement, including as a result of the Services provided under this Agreement. The Customer will not, directly or indirectly: (i) attempt to invalidate any Intellectual Property Rights in the Platform; (ii) assert that any right, title or interest in the Platform belongs to it or any third party; or (iii) assert that the Platform infringes the Intellectual Property Rights of the Customer or any third party.

19.2 Each Customer grants to the Supplier a limited, irrevocable (save as otherwise stated), non-exclusive, world-wide, non-transferrable, royalty-free license to use the Customer’s brand materials provided by the Customer to the Supplier (“Customer’s Property”) for the sole purpose of the performance by the Supplier of its obligations under this Agreement provided that each use of the Customer’s Property shall be subject to Customer’s prior written approval. For the avoidance of doubt and notwithstanding any other provision of this Agreement, save for the express licences granted under this Agreement, nothing in this Agreement shall grant the Supplier any rights in and to the Customer’s Property, the Customer Data and/or any other materials provided by or on behalf of each Customer.

20. INTELLECTUAL PROPERTY INDEMNITIES

20.1 The Supplier shall, subject to the Maximum Liability Cap specified in 22.3, indemnify, defend and hold harmless the Customer (the “Indemnified Customer”) from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses) and liabilities suffered or incurred by the Indemnified Customer in consequence of any claim brought by a third party against the Indemnified Customer that the use of the Platform (or any part thereof) under and in compliance with this Agreement infringes the Intellectual Property Rights of such third party.

20.2 The Customer shall, subject to the Maximum Liability Cap specified in 22.3, indemnify, defend and hold harmless the Supplier (the “Indemnified Supplier”) from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses) and liabilities suffered or incurred by the Indemnified Supplier in consequence of any claim brought by a third party against the Indemnified Supplier that the use of Customer’s Property (or any part thereof) in accordance with this Agreement, infringes the rights (including the Intellectual Property Rights) of such third party.

20.3 With regard to indemnification, whenever the relevant Party has an obligation to indemnify under this Agreement, the indemnified Party agrees to comply with the following obligations:

A. promptly notify the other Party of any claim that could give rise to the indemnity;

B. make no admissions in relation to such claim;

C. take reasonable action (including assisting the relevant Party), at the cost of the other Party, to mitigate the effect or quantum of such claim; and

D. permit the relevant Party to exclusively handle such claim and make all decisions in any subsequent proceedings and conduct negotiations for agreement or settlement.

20.4 Notwithstanding the foregoing:

A. the Supplier shall have no responsibility for claims of infringement solely to the extent that such claims relate to (and would not otherwise have been made but for): (i) the combination of any component of the Platform with products, software, data or services not provided by the Supplier; (ii) the unauthorized modification, in any way or form, of any component of the Platform by any person other than the Supplier; (iii) use of the allegedly infringing component, if the alleged infringement could have been avoided by the use of a different Release or New Version made available to the Customer; or (iv) the misuse of the infringing component by the Customer in a manner in breach of this Agreement.

21. TERM AND TERMINATION

21.1 This Agreement shall take effect from the Commencement Date and shall continue in full force and effect for 3 years until terminated within the terms of this Agreement (the “Term”).

21.2 Either Party will have the right to terminate the Agreement on immediate notice, if the other Party is in material breach of its obligations under this Agreement, or is in any other breach which either cannot be remedied or, if capable of remedy, has not been remedied within twenty one (21) days of written notice from the non-breaching Party informing it of such breach and of the intention of such Party to terminate the Agreement in case such breach is not cured.

21.3 Either Party will have the right to terminate the Agreement on immediate written notice, if the other Party (i) passes a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction), or (ii) has a court issue an order for its winding up, or (iii) becomes or is declared insolvent, or (iv) convenes a meeting for (or makes or proposes to make) any general arrangement or composition with its creditors, or (v) has a liquidator, receiver, administrator, special manager, trustee or similar officer appointed over it or over a majority of its assets, or (vi) ceases (or threatens to cease) to carry on business, or (vii) suffers an analogous event to any of the above, all if not cured within thirty (30) days.

21.4 After the second anniversary of the Commencement Date, the Customer may terminate this Agreement on each subsequent anniversary of the Commencement Date for convenience at any time, in whole or in part, on giving not less than ninety (90) days prior written notice to the Supplier.

21.5 After the first anniversary of the Commencement Date, if the Customer wishes to terminate this Agreement for convenience, in whole, then the Customer shall provide one hundred and twenty (120) days prior written notice and such termination shall take effect at the end of the notice period on the condition that the Customer has paid the Termination Compensation to the Supplier. The Termination Compensation shall be limited to an amount equal to the [***]

21.6 Consequence of Termination

A. Upon the termination of the Agreement, for any reason: (i) all rights and licenses granted herein shall terminate immediately; (ii) (save as otherwise agreed) the Customer’s right to use the Platform or any part thereof shall cease immediately; and (iii) the Customer shall disconnect from and remove its content from the Platform; (iv) all outstanding and undisputed sums payable to the Supplier shall immediately become due and payable.

From the date upon which: (i) the notice to terminate is served on the other Party; or (ii) the expiry of this Agreement, the Parties shall in good faith plan for the orderly closure or migration of the Websites, the transfer of all Customer Data to the Customer and the provision of the necessary transitional services to continue to operate the Platform and/or transition to an alternative replacement platform. If the Customer notifies the Supplier at the time it serves or receives notice of termination, or prior to the expiry of the Agreement, that it desires to continue to operate the Platform and/or transition the Websites to an alternative platform provider, the Supplier shall continue to provide Services pursuant to this Agreement in order to affect the continued operation of the Platform and/or orderly transition of the Websites (and the Parties shall continue to meet the applicable obligations in connection therewith) for the period specified, not to exceed six (6) months.

B. The expiry or termination of this Agreement for any reason shall not affect: (i) any rights, obligations or liabilities accrued before the date of termination or expiry; (ii) any rights, obligations or liabilities intended by their nature to survive termination or expiry, including, without limitation, Clauses 1, 5, 13, 15, 20, 21.3, 22, 23, 26, 31.2, 35 and 36.

22. LIMITATION OF LIABILITY

22.1 Nothing in this Agreement shall exclude or limit liability for (i) death or personal injury; (ii) fraud or fraudulent misrepresentation; or (iii) any other liability that cannot be excluded or limited at law.

22.2 In no event shall either party be liable to the other for (i) indirect, consequential, incidental or special damages (ii) loss of goodwill or any reputational damage, in each case arising from any claim or action hereunder (including without limitation any indirect loss of profits) based on contract, tort (including negligence) or other legal theory, and whether advised of the possibility of such damages.

22.3 Subject to paragraphs 22.1 and 22.2 the maximum liability of either party under or in connection with this Agreement (including without limitation any indemnity claim under this Agreement or any losses arising from any errors, Faults or defects in the Platform which result in erroneous amounts being awarded to End Users) howsoever arising and with respect to any indemnity provided in this Agreement, shall be limited to [***]in the aggregate (for one or multiple claims) and throughout the term of this Agreement AND for any indemnity claims arising under clause 20.1 shall be limited to [***]  (the “Maximum Liability Cap”).

23. GOVERNING LAW & JURISDICTION

23.1 This Agreement shall be governed and construed in accordance with the laws of England.

23.2 The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

24. COSTS

24.1 Except as expressly provided in this Agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and registration of this Agreement and any documents referred to in it.

25. DISPUTE RESOLUTION

25.1 Any dispute which may arise between the Parties concerning this Agreement shall be determined as provided in this clause 25.

25.2 For the purpose of this clause 25, a dispute shall be deemed to have arisen when one Party serves on the other Party a notice in writing stating the nature of the dispute (a “Dispute”).

25.3 After service of the notice of Dispute, the following procedure shall be followed by the Parties (all periods specified in this clause 25 shall be extendable by mutual agreement):

A. within two (2) days, representatives of the Parties shall meet to attempt to settle the Dispute;

B. if the representatives are unable to reach a settlement within seven (7) days from the date of service of the notice, the Chief Executive Officers of the Parties shall meet within the following fourteen (14) days to attempt to settle the Dispute; and

C. if no settlement results from the meeting specified in point B, either Party shall be entitled to issue proceedings to be finally resolved by the courts of England.

D. Nothing in this clause shall prevent either Party from seeking interim relief in connection with this Agreement.

26. ENTIRE AGREEMENT

26.1 This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, either written or oral, with respect to such subject matter.

26.2 Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

26.3 Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

26.4 Nothing in this clause shall limit or exclude any liability for fraud.

27. VARIATION

27.1 No variation, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

28. ASSIGNMENT AND SUBCONTRACTING

28.1 Neither Party shall assign, sub-contract, declare a trust over or transfer the Agreement or any of its rights or delegate any of its obligations hereunder without the prior written approval of the other Party, such approval not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Customer shall be entitled to assign or novate the Agreement to an Affiliate without the Supplier’s approval.

28.2 Notwithstanding paragraph 28.1, the Customer hereby agrees to the Supplier utilising the services of [***]  for development and support services related to this Agreement.

29. FORCE MAJEURE

29.1 Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations hereunder due to any condition beyond its reasonable control, including without limitation to, strikes, shortages, riots, insurrection, fires, floods, storms, explosions, earthquakes, public internet outages, acts of God, war and governmental action, pandemics or epidemics (“Force Majeure Event”).

29.2 The Party subject to the event of Force Majeure Event shall, as soon as reasonably practicable (and in any event within two (2) Business Days), give written notice of the event to the other Party, such notice to include a reasonable forecast of the duration of the event and use best endeavours to mitigate the effect of such Force Majeure Event.

29.3 If the Force Majeure Event continues for more than ninety (90) consecutive days and is directly linked to the non-performance of the Agreement then the unaffected Party shall have the right to terminate the Agreement or suspend or terminate any relevant part of the Services impacted by the event of Force Majeure by providing to the other Party thirty (30) days written notice.

30. NO PARTNERSHIP OR AGENCY

30.1 The Parties hereto are and shall remain independent contractors, and nothing herein shall be deemed to create any agency, partnership or joint-venture relationship between the Parties. Neither Party shall be deemed to be an employee or legal representative of the other, nor shall either Party have any right or authority to create any obligation on behalf of the other Party.

31. THIRD PARTY RIGHTS

31.1 This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

31.2 The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

32. ANTI-BRIBERY AND ANTI-CORRUPTION

32.1 The Parties shall comply with all Applicable Laws, statutes and regulations relating to anti-bribery and anti-corruption including the Bribery Act 2010.

33. ANNOUNCEMENTS

33.1 No Party shall make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the Parties, without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

34. SEVERANCE

34.1 If any provision or part-provision of the Agreement is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise unenforceable, such provision or part-provision shall be interpreted so as to best accomplish its intended objectives, or (where this is not possible) deemed deleted, and the remaining provisions will not be affected and will continue in full force and effect.

35. WAIVER

35.1 The failure to require performance of any provision of the Agreement shall not affect a Party’s right to require performance at any time thereafter; nor shall a waiver of any right constitute a waiver of such right on another occasion.

36. RIGHTS AND REMEDIES

36.1 Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

37. NOTICES

37.1 Any notice required to be given under this Agreement shall be in the English language and in writing, and may be given by e-mail (with receipt confirmation), by personal delivery or by sending the same through the post via prepaid registered envelope addressed to the other Party at its address set forth above or any other address provided by such Party, in writing, to the other Party for the purposes of this clause and any notice so given shall be deemed to have been served: (i) upon receipt when delivered personally; (ii) upon confirmation of receipt when sent via e-mail; (iv) within one (1) Business Day of being sent via courier; or (v) within three (3) Business Days of being sent via registered or certified mail (postage prepaid). All notices shall be sent to the following address or point of contact details:

For the Supplier:

E-mail address for general queries: info@pragmatic.solutions

E-mail address for invoice-related queries: invoices@pragmatic.solutions

For the Customer:

E-mail address to copy legal notices: legal@highroller.com

E-mail address for general queries: stakeholders@highroller.com

E-mail address for invoice-related queries: finance@highroller.com

38. COUNTERPARTS

38.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together are deemed to be one and the same agreement.

The Parties have entered into this Agreement on the Commencement Date.

Customer	Supplier
HR Entertainment Ltd	Pragmatic Solutions (IOM) Ltd
By: Maricel Vai	By: Christopher John Davies
Signature: /s/ Maricel Vai	Signature: /s/ Christopher John Davies
Date: 31/01/2023	Date: 31/01/2023

Schedule A

Services

[Schedule A has been omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule B – Fees

[Schedule B has been omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule C

Service Level Agreement (SLA)

[Schedule C has been omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule D

Data Protection

[Schedule D has been omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule E

Restricted Territories Policy

[Schedule E has been omitted pursuant to Item 601(a)(5) of Regulation S-K]